AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this "Amendment"), dated as of the 7th day of March, 2011, amends that Rights Agreement (the "Rights Agreement"), dated as of April 4, 2007, between FX ENERGY, INC., a Nevada corporation (the "Company"), and FIDELITY TRANSFER COMPANY, a Utah corporation authorized to conduct business in the state of Utah (the "Rights Agent").

Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Rights Agreement.

RECITALS:

WHEREAS, Section 6.3 of the Rights Agreement provides that the Board of Directors of the Company may supplement or amend the Rights Agreement from time to time without the approval of the holders of Rights to make any changes, except for a supplement or amendment that would change the Expiration Date or the Exercise Price, that the Board of Directors acting in good faith may deem necessary or desirable or to cure any ambiguity or to correct or supplement any provision contained in the Rights Agreement that may be inconsistent with any other provision of the Rights Agreement or otherwise defective; and

WHEREAS, Section 6.18 of the Rights Agreement provides that the Board of Directors of the Company shall have the exclusive power and authority to amend the Rights Agreement and that such actions such be final, conclusive, and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties; and

WHEREAS, the Board of Directors of the Company approved this Amendment on March 4, 2011;

NOW, THEREFORE, the following amendment to the Rights Agreement is hereby adopted, to be effective as of date first above written:

1. The Rights Agreement is hereby amended by deleting the text of Section 2.2(g)(i) in its entirety and replacing it with "[Reserved]."

2. The Rights Agreement is also hereby amended by deleting the parenthetical in Section 3.1(a)(iv), “(including the reservation of a sufficient number of its Common Shares, in the same manner applicable to the reservation of Preferred Shares provided by Subsection 2.2(g)(i) hereof).”

3. Except as specifically amended herein, the Rights Agreement remains in full force and effect.  This Amendment and the Rights Agreement, as amended, shall be one and the same instrument and may be amended and restated in one instrument.

4. This Amendment shall be deemed to be a contract made under the internal laws of the state of Nevada and for all purposes shall be governed by and construed in accordance with the internal laws, including the corporate laws, of such state applicable to contracts to be made and performed entirely within such state without giving effect to conflicts of laws principles thereof.

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HOUSTON\2466351

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the date first above written.

FX ENERGY, INC.

By:	/s/ David N. Pierce
David N. Pierce
President and Chief Executive Officer

FIDELITY TRANSFER COMPANY

By:	/s/ Kevin J. Kopaunik
Kevin J. Kopaunik
President

[Signature Page to Amendment to Rights Agreement]